SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 3, 2006 (October 3, 2006)
WESCO International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723342

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On October 3, 2006, WESCO International, Inc. announced the signing by WESCO Distribution, Inc. (“WESCO”) and Communications Supply Holdings, Inc. (“CSC”) of an Agreement and Plan of Merger (the “Agreement”) pursuant to which WESCO Voltage, Inc., an indirect wholly-owned subsidiary of WESCO, will merge with and into CSC (as so merged, the “Surviving Corporation”). Pursuant to the Agreement, WESCO will become the sole shareholder of the Surviving Corporation and the securityholders (including optionholders) of CSC will receive cash consideration in exchange for their interests in CSC.
The purchase price is approximately $525 million, subject to adjustment based on working capital at closing and certain other costs. The purchase price will include a $15 million escrow at closing, with step downs through January 31, 2008, to address potential indemnification claims of WESCO. The purchase price, based on a pro forma trailing 12 months earnings before interest, taxes, depreciation and amortization (EBITDA) multiple at close, including acquisitions made in 2006 by Communications Supply Corporation, is anticipated to be in the range of 9.5 — 9.7 times. Based on anticipated sales, operational and SG&A synergies, the 2007 purchase price EBITDA multiple is expected to be below 8.0 times.
The parties have made customary representations, warranties and covenants in the Agreement, including, among others, CSC’s covenants (i) to conduct its business in the ordinary course and in substantially the same manner as previously conducted, and (ii) not to solicit, encourage, initiate or participate in, or provide any information in connection with, any other merger, sale of shares, or sale of all or substantially all of CSC’s assets.
The Agreement is conditioned, among other things, on the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
Exhibit 99.1	Press Release dated October 3, 2006 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2006	WESCO INTERNATIONAL, INC.

	By:	/s/ Stephen A. Van Oss

Stephen A. Van Oss Senior Vice President and Chief Financial and Administrative Officer